EXHIBIT 5.1
[Greenberg Traurig, P.A. Letterhead]
January 15, 2007
Mastec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
          Re:     Registration Statement on Form S-8 for the Mastec, Inc. 401(K) Retirement Plan
Ladies and Gentlemen:
     On the date hereof, Mastec, Inc., a Florida corporation (the “Company”), sent for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 150,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”) to be issued in connection with The Mastec, Inc. 401(K) Retirement Plan (the “401(K) Plan”) and an indeterminate amount of 401(K) Plan interests. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.
     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Second Amended and Restated Bylaws of the Company; (ii) records of corporate proceedings of the Company related to the 401(K) Plan; (iii) the 401(K) Plan, (iv) the Registration Statement and exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.
     Based upon the foregoing examination, we are of the opinion that with respect to any newly issued shares of Common Stock to be issued by the Company pursuant to the Plan and assuming that (i) no more than 150,000 shares of the Company’s Common Stock is offered pursuant to the Plan, (ii) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plan and (iii) when the consideration for those shares of Common Stock issued pursuant to the 401(K) Plan is actually received by the Company and the shares of Common Stock are issued pursuant to the 401(K) Plan in accordance with the terms of the 401(K) Plan, the Common Stock will be duly and validly issued, fully paid and nonassessable.
     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.
     The opinions expressed herein are specifically limited to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.
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Sincerely, GREENBERG TRAURIG, P.A.
By:	/s/ Barbara J. Oikle
Barbara J. Oikle